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                                                                    EXHIBIT. 5.1




November 10, 2005

Silver Star Energy, Inc.
11300 W. Olympic Blvd., Suite 800
Los Angeles, California 90064

Dear Sirs:

We have acted as counsel to Silver Star Energy, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 54,008,654 shares of common stock (the "Shares"), par value $0.001 per share (the "Common Stock"), of the Company, of which (i) 10,888,834 shares (the "Note Shares") are issuable upon conversion of the Company's currently outstanding senior secured convertible promissory notes due October 2007 (the "Notes"), (ii) 10,888,834 shares (the "October Warrant Shares") are issuable upon exercise of currently outstanding warrants (the "October Warrants") issued to the holders of the Notes on October 14, 2005, (iii) 21,777,668 shares (the "November Warrant Shares") are issuable upon exercise of certain currently outstanding warrants (the "November Warrants") issued to the holders of the Notes in November 2005, (iv) 2,177,776 shares (the "Series A Warrant Shares") are issuable upon exercise of the Company's Series A warrants (the "Series A Warrants"), (v) 2,177,776 shares (the "Series B Warrant Shares") are issuable upon exercise of the Company's Series B warrants (the "Series B Warrants"), (vi) 2,177,776 shares (the "Series C Warrant Shares") are issuable upon exercise of the Company's Series C warrants (the "Series C Warrants"), (vii) 2,177,776 shares (the "Series D Warrant Shares" and together with the October Warrant Shares, the November Warrant Shares, the Series A Warrant Shares, the Series B Warrant Shares and the Series C Warrant Shares, the "Warrant Shares") are issuable upon exercise of the Company's Series D warrants (the "Series D Warrants" and together with the October Warrants, the November Warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, the "Warrants") and (viii) up to 1,742,214 shares (the "Interest Shares') that are issuable as interest on the Notes.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

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We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that (i) all Note Shares and Interest Shares issued will be issued in accordance with the terms of the Notes and (ii) all Warrant Shares issued will be issued in accordance with the terms of the applicable Warrants.

Based upon the foregoing, it is our opinion that (i) the Note Shares and the Interest Shares will be, when issued as contemplated by the terms of the Notes, validly issued and fully paid and nonassessable and (ii) the Warrant Shares will be, when sold, paid for and issued as contemplated by the terms of the applicable Warrants, validly issued and fully paid and nonassessable.

This opinion is limited to the provisions of the Nevada General Corporation
Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christopher H. Dieterich
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Christopher H. Dieterich
Dieterich & Associates
Counsel to Silver Star Energy, Inc.

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